Exhibit 11.1

J&S ASSOCIATE (AF00280) (Registered with PCAOB and MIA) UNIT B222,SOLARIS DUTAMAS 1, JALAN DUTAMAS 1, 50480, Kuala Lumpur, Malaysia. Tel : 03-62053622 Fax : 03-62053623 Email : jspartner348@gmail.com

Consent of Independent Registered Public Accounting Firm

To:	The Board of Directors Blow & DriveInterlock Corporation

We hereby consent to the incorporation in this Registration Statement Form 1-A (Amendment No. 1) pursuant to Regulation A Offering Statement under The Securities Act of 1933, of our report dated March 12, 2021, relating to the consolidated financial statements of Blow & Drive Interlock Corporation. for the years ended December 31, 2020 and 2019 (restated), and to all references to our firm included in this Form 1-A (Amendment No. 1).

/s/ J & S Associate

Certified Public Accountants

Malaysia

March 16, 2021